Exhibit 10.5

Monarch Community Bank
Employment Agreement

     THIS AGREEMENT entered into this September 2, 2003, by and between Monarch Community Bank located at 375 North Willowbrook Road, Coldwater, Michigan 49036 (the “Bank”), and Charles B. Cook (“Executive”).

     WHEREAS, Executive has served in a position of substantial responsibility with Marshall Savings Bank, F.S.B. (“Marshall”).

     WHEREAS, Monarch Community Bancorp, Inc. (the “Company”), the parent of the Bank and MSB Financial, Inc., the parent of Marshall, have entered into an Agreement and Plan of Merger dated September 2, 2003, pursuant to which MSB Financial, Inc. and Marshall will merge with the Company and the Bank, respectively, with the Company and the Bank as the surviving entities (the “Merger”).

     WHEREAS, the Bank wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and

     WHEREAS, Executive is willing to serve in the employ of the Bank on a full-time basis for the term of this Agreement; and

     WHEREAS, the parties desire by this writing to set forth the terms and conditions of the continuing employment relationship of the Bank and Executive.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. Employment. During the term of this Agreement, which is effective as of the Effective Time as defined in the Agreement and Plan of Merger dated as of September 2, 2003 by and between MSB Financial, Inc. and the Company (the “Commencement Date”), Executive shall serve in the capacity of Vice President and Division President of the Marshall Division of the Bank. Executive shall render such administrative and management services to the Bank as are customarily performed by persons situated in a similar executive capacity and follow the policies of the Bank. Executive shall promote the business of the Bank. Executive’s other duties shall be such as the Chief Executive Officer or Board of Directors for the Bank (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Bank.

2. Base Compensation. The Bank agrees to pay Executive during the Term of this Agreement (as hereinafter defined in Section 5) a base salary at the rate of $132,000 per annum, payable in accordance with the customary payroll practices of the Bank.

3. Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred (in accordance with the policies and procedures of the Bank) in performing services under this Agreement, provided that Executive properly accounts for expenses in accordance with the policies of the Bank.

4. Employee Benefits.

     (a) Participation in Employee Benefit Plans. Executive shall be entitled, while employed under the terms of this Agreement, to receive all benefits under any employee benefit plan or arrangement in effect as of the date of this Agreement or that the Bank implements at any time during the term of this Agreement. Executive shall be entitled to participate in such future plans or arrangements on the same terms as other employees of the Bank. In addition, the Bank will, to the extent it maintains a health insurance plan which provides for retiree coverage, provide Executive access to such health insurance coverage, at Executive’s cost, until September 1, 2013.

     (b) Paid Leave Time. Executive shall be entitled to leave time in accordance with the standard policies or practices of the Bank for senior executive officers. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Bank.

     (c) Automobile. The Bank shall provide Executive with, and Executive shall have the primary use of, an automobile owned or leased by the Bank and the Bank shall pay (or reimburse Executive) for all expenses of insurance, registration, operation and maintenance of the automobile during the term of this Agreement. Executive shall comply with reasonable reporting and expense limitations on the use of such automobile, as the Board of Directors may establish from time to time, and the Bank shall annually include on Executive’s Form W-2 any amount attributable to Executive’s personal use of such automobile. Upon the expiration of the term of this Agreement, the Bank shall award such automobile to Executive.

5. Term of Agreement. Executive’s employment under this Agreement shall be deemed to have commenced as of the Commencement Date and shall continue for a period of twelve (12) calendar months from the Commencement Date.

6. Noncompetition and Confidentiality.

     (a) Executive shall devote his full time and attention to the performance of his duties under this Agreement. Upon any termination of Executive’s employment hereunder pursuant to Sections 7(b) or (e) of this Agreement (other than a termination which occurs after the effective date of a Change in Control), Executive agrees not to compete with the Bank for a period of one (1) year following such termination in any city, town or county in which Executive’s normal business office is located or in which the Bank or its affiliates has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, and their business and property in the event of Executive’s breach of this Section 6(a), agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event he terminates employment with the Bank pursuant to Sections 7(b) or (e) of this Agreement, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for breach or threatened breach, including the recovery of damages from Executive.

     (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment (regardless of the reason for his termination of employment), disclose any knowledge of the past, present, planned or considered business activities of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to the Office of Thrift Supervision (“OTS”) or other regulatory or judicial body pursuant to a formal regulatory request or subpoena.

     (c) Nothing contained in this Section 6 shall be deemed to prevent or limit the right of Executive to invest in any entity which conducts business similar to that of the Bank, solely as a passive or minority investor.

7. Termination.

     Executive’s employment under this Agreement shall be terminated upon any of the following occurrences:

     (a) Death. Executive’s employment under this Agreement shall terminate upon his death. Executive’s estate shall be entitled to receive payments of base salary for thirty (30) days following Executive’s death and any other compensation accrued as of the date of his death.

     (b) Termination of Employment by the Board of Directors Without Cause. In the event the Board of Directors terminates Executive’s employment without “Cause” (as defined in Section 7(d)), Executive shall be entitled to:

(i)	a payment equal to the remainder of the Base Compensation due under this Agreement; and

(ii)	coverage under the Bank’s life, medical, health, disability and dental plans (each being a “Welfare Plan”) in the same manner in which Executive received coverage on the last day of his employment with the Bank. Executive and his covered dependents (if any) shall continue participating in such Welfare Plans, subject to the same premium contributions (if any) on the part of Executive as were required immediately prior to his termination until the earlier of (i) his death (ii) his employment by another employer other than one of which he is the majority owner or (iii) the remaining term of this Agreement. If the Bank does not offer the Welfare Plans at any time after Executive’s termination under this Section 7, then the Bank shall provide Executive with a payment equal to the premiums for such benefits for the period which runs until the earlier of (i) his death (ii) his employment by another employer other than one of which he is the majority owner or (iii) the remaining term of this Agreement.

     (c) Disability. If, as a result of Executive’s incapacity due to physical or mental illness rendering him unable to perform the duties required of him under this Agreement for a period of 90 days in a 120-day period, and within thirty (30) days after written notice of potential termination is given he shall not have returned to the full-time performance of his duties, the Bank may terminate Executive’s employment for “Disability.” The determination of “incapacity due to physical or mental illness” shall be made by a medical board certified physician mutually acceptable to the Bank and Executive (or Executive’s legal representative, if one has been appointed), and if the parties cannot mutually agree to the selection of a physician, then each party shall select a physician and the two physicians selected shall select a third physician who shall make this determination.

     (d) Termination of Employment by the Board of Directors for Cause. In the event Executive’s employment is terminated for “Cause,” no continued payments or benefits shall be due under this Agreement. For purposes of this Agreement, termination for “Cause” shall be defined as termination due to Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or to follow one or more specific written directives of the Board or the Chief Executive Officer, reasonable in nature and scope, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement (which is not curable within thirty (30) days after its occurrence and notice to Executive). Any determination of “Cause” as defined by this Section 7(d) shall be determined by a majority vote of the Board of Directors, after reasonable written notice to Executive and the opportunity for Executive to address the Board, in person and with the assistance of counsel, regarding the matters specified in such written notice to Executive.

     (e) Termination by Executive.

(i)	If this Agreement is terminated by Executive for “Good Reason,” Executive shall be entitled to his Base Compensation for the remainder of the term of this Agreement, if Executive provides notice to the Chief

Executive Officer specifying the facts and circumstances surrounding his belief that “Good Reason” exists and if those matters are not cured within thirty (30) days from the date of notice. Such notice shall be given as provided by Section 13 of this Agreement.

(ii)	If this Agreement is terminated by Executive for “Good Reason,” Executive shall be entitled to coverage under the Bank’s Welfare Plans in the same manner in which Executive received coverage on the last day of his employment with the Bank. Executive and his covered dependents (if any) shall continue participating in such Welfare Plans, subject to the same premium contributions (if any) on the part of Executive as were required immediately prior to his termination until the earlier of (i) his death (ii) his employment by another employer other than one of which he is the majority owner or (iii) the remaining term of this Agreement. If the Bank does not offer the Welfare Plans at any time after Executive’s termination under this Section 7(d) of the Agreement, then the Bank shall provide Executive with a payment equal to the premiums for such benefits for the period which runs until the earlier of (i) his death (ii) his employment by another employer other than one of which he is the majority owner or (iii) the remaining term of the Agreement.

(iii)	For purposes of this Agreement, “Good Reason” shall be limited to the occurrence of any of the following events which have not been consented to in advance by Executive in writing: (i) if Executive would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from Executive’s primary office as of the Commencement Date; (ii) if, in the organizational structure of the Bank, Executive would be required to report to a person or persons other than the Chief Executive Officer or the Board of Directors; (iii) if the Bank should fail to maintain Executive’s base compensation in effect pursuant to Section 2 of this Agreement, or fail to maintain employee benefit plans or arrangements generally comparable to those in place at the Commencement Date, except to the extent that such reduction in compensation or benefit programs is part of an overall adjustment in compensation and benefits for all employees of the Bank; (iv) if Executive would be assigned duties and responsibilities other than those normally associated with his position as referenced in Section 1 of this Agreement; or (v) if, subsequent to a Change in Control (as defined in Section 8 of this Agreement), Executive elects to voluntarily terminate his employment with the Bank. The preceding events shall only provide the basis for “Good Reason” if Executive provides notice of them within one hundred twenty (120) days of the occurrence.

(iv)	If Executive terminates this Agreement, other than for Good Reason, with the delivery of no less than 60 days written notice to the Chief Executive Officer, such voluntary termination entitles Executive to receive only the base salary, vested rights, and all employee benefits up to Executive’s termination date.

8. Change in Control.

     (a) For purposes of this Agreement, a Change in Control of the Bank shall be deemed to have occurred if and when:

(i)	there occurs a change in control of the Bank or the Company within the meaning of the Home Owners Loan Act of 1933 or 12 C.F.R. Part 574 as applied to the Company as if it were a federally chartered institution;

(ii)	as a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Bank or the Company before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or the Company or any successor to the Bank or the Company;

(iii)	the Bank or the Company transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Bank or the Company; or

(iv)	the Bank or the Company is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders of the Bank or the Company.

     (b) Notwithstanding anything in this Agreement to the contrary, in the event that the aggregate payments or benefits to be made or afforded to Executive following his termination in connection with a Change in Control (as set forth in Section 7(e) of this Agreement), together with any other payments or benefits received or to be received by Executive in connection with a Change in Control, would be deemed to include an “excess parachute payment” under §280G of the Code, then, at the election of Executive, the payments or benefits to be provided shall be reduced to the extent necessary to avoid treatment as an excess parachute payment with the allocation of the reduction among such payments and benefits to be determined by Executive; such that the total amount of parachute payments do not exceed one dollar ($1.00) less than three (3) times Executive’s “base amount” under §280G(b)(3) of the Code.

9. Successors and Assigns.

     (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

     (b) Since the Bank is contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

10. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

11. Applicable Law. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Michigan, except to the extent that Federal law shall be deemed to apply.

12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. Notices. Any notices, requests, demands and other communications provided for or deemed necessary by this Agreement shall be sufficient if set forth in writing and delivered in person or sent by registered or certified mail, postage prepaid, to, in the case of Executive, the last address filed in writing by Executive with the Bank, or, in the case of the Bank, to the Bank at its main office to the attention of the Chief Executive Officer of the Bank.

14. Indemnification. The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under law and applicable regulation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Bank (whether or not he continues to be an officer at the time of incurring such expenses or liabilities). Such expenses and liabilities may include, but are not limited to, judgment, court costs and attorneys’ fees and the cost of reasonable settlements. The Bank shall pay such expenses and liabilities in advance of a final judicial decision (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses incurred by Executive in his capacity as an executive officer of the Bank (and not in any other capacity in which service was or is rendered by Executive including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Bank of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this Section 14 or otherwise.

15. Entire Agreement. This Agreement together with any understanding or modifications thereof as may be agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

16. Required Regulatory Provisions.

     (a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (b) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (c) All obligations under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank: (i) by the Director or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (d) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k), 12 C.F.R. Part 359 and 12 C.F.R. Section 545.121 and any rules and regulations promulgated thereunder.

17. Arbitration.

     (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     (b) In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay and benefits due Executive under this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first written above.

ATTEST:	MONARCH COMMUNITY BANK

/s/ Andrew J. Van Doren	By:	/s/ John R. Schroll
Secretary		For the Board of Directors

WITNESS:	EXECUTIVE

/s/ Alice A. Paulson	/s/ Charles B. Cook

Charles B. Cook